                                                                     EXHIBIT 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE LAWS, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH LAWS PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                           WARRANT TO PURCHASE STOCK

Corporation: Open Port Technology, Inc., an Illinois corporation
Number of Shares 150,000 (subject to the provisions set forth below)
Class of Stock: Series C Preferred
Initial Exercise Price: $2.025 per share
Issue Date: January 28, 1999
Expiration Date: The later of either (a) January 28, 2004 or (b) the second anniversary of the Company's initial purchase offering.

     THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANK ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. For purposes of determining the foregoing, Holder shall be entitled to purchase 50,000 Shares upon the execution of this Warrant. Notwithstanding the foregoing, in the event that the outstanding Bridge Loan Advances, as defined in the Second Amended and Restated Loan and Security Agreement, dated August 17, 1998, by and between Company and Holder (the "Loan Agreement"), exceed $2,000,000, Holder shall be entitled to an additional 25,000 Shares; in the event that the Committed Bridge is not paid in its entirety on or before the Bridge Loan Maturity Date, each as defined in the Loan Agreement, Holder shall be entitled to an additional 25,000 Shares and; in the event that the Committed Bridge Loan is not paid in its entirety prior to May 31, 1999, Holder shall be entitled to an additional 50,000 Shares (collectively, the "Additional Shares"). Notwithstanding the foregoing, such grant of the Additional Shares shall not be construed in any way as Bank's agreement to (i) waive an Event of Default under the Loan Agreement; (ii) forbear from exercise its rights and remedies if an Event of Default occurs, exits or continues under the Loan Agreement; or (iii) extend the Bridge Loan Maturity Date.

ARTICLE 1.  EXERCISE.
            --------

            1.1.  Method of Exercise.  Holder may exercise this Warrant by
                  ------------------
delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

            1.2.  Conversion Right.  In lieu of exercising this Warrant as
                  ----------------
specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair value of the Shares shall be determined pursuant to Section 1.4.

            1.3.  Intentionally Omitted.
                  ---------------------

            1.4.  Fair Market Value.  If the Shares are traded in a public
                  -----------------
market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstance, such fees and expenses shall be paid by Holder.

            1.5.  Delivery of Certificate and New Warrant.  Promptly after
                  ---------------------------------------
Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

            1.6.  Replacement of Warrants.  On receipt of evidence reasonably
                  -----------------------
satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

            1.7.  Repurchase on Sale, Merger, or Consolidation of the Company.
                  -----------------------------------------------------------

                  1.7.1.  "Acquisition".  For the purpose of this Warrant,
                           ------------
"Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

                  1.7.2.  Assumption of Warrant.  Upon the closing of any
                          ---------------------
Acquisition the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

                  1.7.3   Purchase Right. Notwithstanding the foregoing, at the
                          --------------
election of Holder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received by Holder in consideration of the Shares had Holder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the proceeds of the Acquisition, less
(b) the aggregate Warrant Price of the Shares, but in no event less than zero.

ARTICLE 2.  ADJUSTMENTS TO THE SHARES.
            -------------------------

            2.1.  Stock Dividends, Splits, Etc.  If the Company declares or pays
                  -----------------------
a dividend on its common stock (or the Shares if the Shares are securities other than common stock) payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, or, if the Shares are securities other than common stock, subdivides the Shares in a transaction that increases the amount of common stock into which the Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

            2.2.  Reclassification, Exchange or Substitution.  Upon any
                  ------------------------------------------
reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company's Articles of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property in return for Warrants that are being replaced. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

            2.3.  Adjustments for Combinations, Etc.  If the outstanding Shares
                  ---------------------------------
are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

            2.4.  Adjustments for Diluting Issuances.  The Warrant Price and the
                  ----------------------------------
number of Shares issuable upon exercise of this Warrant or, if the Shares are Preferred Stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth on Exhibit A in the event of Diluting Issuances (as defined on Exhibit A).

            2.5.  No Impairment.  The Company shall not, by amendment of its
                  -------------
Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. 'if the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

            2.6.  Fractional Shares.  No fractional Shares shall be issuable
                  -----------------
upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share as determined under Section 1.4.

            2.7.  Certificate as to Adjustments.  Upon each adjustment of the
                  -----------------------------
Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.  REPRESENTATIONS AND COVENANTS OF THE COMPANY.
            --------------------------------------------

            3.1.  Representations and Warranties.  The Company hereby represents
                  ------------------------------
and warrants to the Holder as follows:

                  (a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold.

                  (b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

                  (c) The capitalization table attached hereto is true and correct.

            3.2.  Notice of Certain Events.  If the Company proposes at any time
                  ------------------------
(a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in
(e) above, the same notice as is given to the holders of such registration rights. Holder is not entitled to vote and is not entitled to any rights as a shareholder of the Company until the Warrant is exercised for Shares.

            3.3.  Information Rights.  So long as the Holder holds this Warrant
                  ------------------
and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements 'of the Company certified by independent public accountants of recognized standing and (c) such other financial statements required under and in accordance with any loan documents between Holder and the Company (or if there are no such requirements [or if the subject loan(s) no longer are outstanding]), then within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements. To the extent Holder already receives information noted herein pursuant to the Loan Agreement, delivery of the foregoing under the Loan Agreement is sufficient under this Warrant.

            3.4.  Registration Under Securities Act of 1933, as amended.  The
                  -----------------------------------------------------
Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B, if attached.

ARTICLE 4.  MISCELLANEOUS.
            -------------

            4.1.  Term: Notice of Expiration.  This Warrant is exercisable, in
                  --------------------------
whole or in part, at any time and from time to time on or before the Expiration Date set forth above. The Company shall give Holder written notice of Holder's right to exercise this Warrant in the form attached as Appendix 2 not more than 90 days and not less than 30 days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until 30 days after the date the Company delivers the notice to Holder.

            4.2.  Legends.  This Warrant and the Shares (and the securities
                  -------
issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

                  THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNDER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH LAWS PURSUANT TO RULE 144 -OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

            4.3.  Compliance with Securities Laws on Transfer.  This Warrant and
                  -------------------------------------------
the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

            4.4.  Transfer Procedure.  Subject to the provisions of Section 4.3
                  ------------------
Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to Silicon Valley Bancshares or The Silicon Valley Bank Foundation, or to any affiliate of Holder, or, to any other transferree by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferees) (and Holder if applicable). Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

            4.5.  Notices. All notices and other communications from the Company
                  -------
to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to be provided under this Warrant shall be send to the following address:

                  Silicon Valley Bank
                  Attn: Treasury Department HG 250
                  3003 Tasman Drive
                  Santa Clara, CA 95054

            4.6.  Waiver.  This Warrant and any term hereof may be changed,
                  ------
waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

            4.7.  Attorneys Fees.  In the event of any dispute between the
                  --------------
parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.


            4.8.  Governing Law.  This Warrant shall be governed by and
                  -------------
construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.


                                     "COMPANY"

                                     OPEN PORT TECHNOLOGY, INC.

                                     By: /s/ Randy S. Storch
                                        ________________________________________

                                     Name: R. Storch
                                          ______________________________________
                                            (Print)
                                     Title: Chairman of the Board, President or
                                            Vice President


                                     By: /s/ David P. Aniol
                                        ________________________________________

                                     Name: D.P. Aniol
                                          ______________________________________
                                            (Print)
                                     Title: Chief Financial Officer, Secretary,
                                            Assistant Treasurer or Assistant
                                            Secretary

                                  APPENDIX 1


                              NOTICE OF EXERCISE
                              ------------------

     1. The undersigned hereby elects to purchase ____ shares of the Common/preferred Series ___ [Strike one] Stock of sample pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

     1. The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to of the Shares covered by the Warrant.

                    [Strike paragraph that does not apply.]

     2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:


                           ___________________________
                                    (Name)


                          ___________________________

                          ___________________________
                                   (Address)


     3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.


                                                 ______________________________
                                                         (Signature)


 ______________________________
           (Date)

                                  APPENDIX 2


                    NOTICE THAT WARRANT IS ABOUT TO EXPIRE
                    --------------------------------------
                             ________________, ___

(Name of Holder)

(Address of Holder)

Attn:  Chief Financial Officer

Dear: _________________________

     This is to advise you that the Warrant issued to you described below will expire on _________________, 19___.

               Issuer:
               Issue Date:
               Class of Security Issuable:
               Exercise Price per Share:
               Number of Shares Issuable:
               Procedure for Exercise:

     Please contact [name of contact person at (phone number)] with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.


                                             __________________________________
                                             (Name of Issuer)

                                             By:
                                             __________________________________
                                             Its:
                                             __________________________________

                                   EXHIBIT A
                                   ---------

                           Anti-Dilution Provisions
     (For Preferred Stock Warrants With Existing Anti-Dilution Protection)
     ---------------------------------------------------------------------

     In the event of the issuance (a "Diluting Issuance") by the Company, after the Issue Date of the Warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions (the "Provisions") of the Company's Articles (Certificate) of Incorporation which apply to Diluting Issuances, including with respect to waivers or amendments thereof, provided, that any amendment or waiver which adversely affects Holder in a manner different than the other shareholders (other than differences resulting solely from the class, series or number of Shares held by Holder) may be effected only with the written consent of Holder.

     Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

                                   EXHIBIT B
                                   ---------

                              Registration Rights
                              -------------------

     The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed "registrable securities" or otherwise entitled to "piggy back" registration rights in accordance with the terms of the following agreement (the "Agreement") between the Company and its investor(s):

               The Amended and Restated Registration Rights Agreement dated as of June 15, 1998, as amended, between Company and each Holder of its Preferred Stock.

     The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder's registration rights thereunder without the consent of Holder. Upon exercise of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement as a "Series C Investor" thereunder, unless Holder otherwise elects not to become or to cease being a party thereto.

     If no Agreement exists, then the Company and the Holder shall enter into Holder's standard form of Registration Rights Agreement as in effect on the Issue Date of the Warrant.